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                                                                   Exhibit 5(d)


                        [SULLIVAN & CROMWELL LETTERHEAD]


                                                                 March 12, 1997


Fifth Third Bancorp,
   38 Fountain Square Plaza,
      Cincinnati, Ohio 45263.

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of $200,000,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Debt Securities") of Fifth Third Bancorp, an Ohio corporation (the "Corporation"), $200,000,000 aggregate liquidation amount of Preferred Securities (the "Preferred Securities" of Fifth Third Capital I and Fifth Third Capital II, each of which is or will be a Delaware statutory business trust (each, a "Trust"), and the Guarantees with respect to the Preferred Securities (the "Guarantees") to be executed and delivered by the Corporation for the benefit of the holders from time to time of the Preferred Securities, we, as your special counsel, have examined such corporate records, certificates and other
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Fifth Third Bancorp                                                         -2-



documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, when:

         (i) the Registration Statement relating to the Debt Securities, the Preferred Securities and the Guarantees has become effective under the Act;

         (ii) the Indenture relating to the Debt Securities has been duly executed and delivered;

         (iii) the Guarantee Agreement relating to the Guarantee with respect to the Preferred Securities of a Trust has been duly executed and delivered;

         (iv) the Amended and Restated Trust Agreement of such Trust has been duly executed and delivered;

         (v) the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation;

         (vi) the terms of the Preferred Securities of such Trust and of their issuance and sale have been duly established in conformity with the Amended and Restated Trust Agreement of such Trust so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon such Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Trust;

         (vii) the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement; and
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Fifth Third Bancorp                                                         -3-


                (viii) the Preferred Securities have been duly executed and authenticated in accordance with the Amended and Restated Trust Agreement of such Trust and issued and sold as contemplated in the Registration Statement, the Debt Securities and the Guarantee relating to the Preferred Securities of such Trust will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the State of Ohio, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Ohio law, we have relied upon the opinion, dated March 12, 1997, of Paul L. Reynolds, Esq., and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Mr. Reynolds.

        Also, we have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.


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Fifth Third Bancorp                                                         -4-


        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                                Very truly yours,


                                                /S/ SULLIVAN & CROMWELL
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